Exhibit 8

August 2, 2013	Direct dial 404.815.6653 Direct fax 404.541.3204 lfowler@kilpatricktownsend.com

James River Coal Company
901 E. Byrd Street, Suite 1600
Richmond, Virginia 23219

Dear Ladies and Gentlemen:

We have acted as tax counsel to James River Coal Company, a Virginia corporation (the “Company”), in connection with the offer by the Company to exchange (the “Exchange Offer”) all of its (i) outstanding 4.50% Convertible Senior Notes due 2015 and (ii) outstanding 3.125% Convertible Senior Notes due 2018 for 10.00% Convertible Senior Notes due 2018 (collectively, the “Notes”) which have been registered under the Securities Act of 1933, as amended (the “Act”). This letter will confirm that we have advised the Company with respect to certain United States federal income tax consequences of the Exchange Offer, as described in the discussion set forth under the caption “Material U.S. Federal Income Tax Considerations” in the Prospectus included in the Registration Statement on Form S-4 (the “Registration Statement”), filed on this date with the Securities and Exchange Commission (the “SEC”) under the Act. Unless otherwise defined, capitalized terms used herein shall have the respective meanings ascribed to them in the Registration Statement.

We have based our opinions set forth in this letter on the provisions of the Internal Revenue Code of 1986, as amended, existing and proposed Treasury Regulations and judicial decisions and administrative interpretations thereunder, as of the date of this letter, all of which are subject to change, possibly with retroactive effect, or to different interpretations.

Based on the assumptions and subject to the qualifications and limitations set forth therein, we represent that (a) the discussion set forth under the caption “Material U.S. Federal Income Tax Considerations” in the Registration Statement constitutes our opinion of the material United States federal income tax consequences of the Exchange Offer, and (b) such discussion accurately describes the material United States federal income tax consequences of the acquisition, ownership and disposition of the Notes. Such discussion is limited to the material United States federal income tax consequences, and it does not purport to discuss all possible federal income tax consequences or any state, local or foreign tax consequences, of the acquisition, ownership and disposition of the Notes.

Except as stated above, we express no opinion with respect to any other matter. We are furnishing this opinion to you solely in connection with the Exchange Offer, and this opinion is not to be relied upon, circulated, quoted, or otherwise referred to for any other purpose.

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James River Coal Company

August 2, 2013

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement, to the use of our name in the Registration Statement and to the reference to us and this opinion letter in the Registration Statement. By giving such consent, we do not thereby admit that we are “experts” with respect to this letter, as that term is used in the Act, or the rules and regulations of the SEC thereunder.

KILPATRICK TOWNSEND & STOCKTON LLP

/s/ Lynn E. Fowler
By: Lynn E. Fowler, a Partner